Exhibit 10.125

MTI MicroFuel Cells Inc.

2001 Employee, Director and Consultant

Stock Option Plan

Stock Option Agreement

(Updated September 23, 2004)

MTI MicroFuel Cells Inc. (the "Company") has granted you one or more options (the "Options") under its 2001 Employee, Director and Consultant Stock Option Plan (the "Plan"). Each Option lets you purchase a specified number (the "Option Shares") of shares of the Company's common stock, at specified prices per share (the "Exercise Price").

Each Schedule I to this Agreement provides the details for your grants. It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the latest date each Option will expire (the "Term Expiration Date"), and any special rules that already apply to your Options. For employees, each Schedule I also specifies whether the Company intends a particular option to be an incentive stock option ("ISO") under Internal Revenue Code Section 422.

The Options are subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Options under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to each Option:
Option Exercisability

While your Option remains in effect under the Expiration section below, you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specifies under "Option Exercisability."

Method of Exercise and Payment for Shares

Subject to this Agreement and the Plan, you may exercise an Option only by providing a written notice (or notice through another previously approved method, which could include an e-mail system) to the Secretary of the Company or to whomever the Administrator designates, on or before the date that Option expires. Each such notice must satisfy whatever procedures then apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Exercise Price using one or more of the following methods:

Cash/Check	cash, a cashier's or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company;

Stock

to the extent the Plan and the Administrator permit in advance and if and to the extent an Option is an ISO, by surrendering (turning in) shares of the Company's common stock with a Fair Market Value equal to all or part of the Exercise Price (with any balance paid under one or more of the other methods); provided, however, that you may not surrender common stock as payment for exercising an Option unless you have held such stock for more than six months before the surrender; or

Cashless Exercise

after an initial public offering ("IPO"), an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under an Option to a licensed broker acceptable to the Company as your agent in exchange for the broker's tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings, subject to any prohibitions under applicable law.

Expiration

You cannot exercise an Option that has expired. Each Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The Option Expiration Rules in Schedule I provide the circumstances under which each Option will terminate before the Term Expiration Date because of, for example, your termination of employment or other service providing relationship. The Administrator can override the expiration provisions of Schedule I.

Special ISO Rule

If you acquire Option Shares by exercising an ISO, you agree to promptly notify the Company if you dispose of those Option Shares within one year after you acquired them or within two years after the ISO's Date of Grant. The Company may require you to maintain your shares with a specific broker through the end of that period.

Restrictions on Transfer	You may not transfer any shares that are subject to the Company's Repurchase Right set forth below. This provision will cease to apply after an IPO.

Repurchase Right

During the 90 day period (the "Repurchase Period") following the later of the sixth month anniversary of your termination of employment for any reason or of your purchase of shares under this Option (and if before an IPO), the Company may but is not required to repurchase (the "Repurchase Right") any Option Shares you have purchased ("Purchased Shares") at their Fair Market Value as determined under the Plan as of the effective date of the repurchase.

The Company may exercise the Repurchase Right by delivering written notice to the owner of the Purchased Shares before the end of the Repurchase Period. The notice must indicate the number of Purchased Shares to be repurchased and the date on which the repurchase will occur, such date to be not more than 30 days after the date of notice. Before the close of business on the date specified for the repurchase, the owner must deliver to the Secretary of the Company the certificates representing the Purchased Shares to be repurchased, each certificate having been properly endorsed for transfer. The Company will, concurrently with the receipt of such stock certificate release from the owner, pay to the owner in cash or cash equivalents (including the cancellation of any purchase-money or other indebtedness) an amount equal to the price determined under the preceding paragraph.

The Purchased Shares will adjust to include shares issued as a result of a stock split, reclassification, payments of a dividend or any other distributions of additional shares issued without payment of any consideration by you.

Change of Control

If a Change of Control (as defined in the Plan) occurs while you remain employed the Company, the Option will become exercisable with respect to 100% of the Shares, unless the Plan or the Administrator provides otherwise.

Compliance with Law

You may not exercise an Option if the Company's issuing stock upon such exercise would violate any applicable federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company's insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any federal, state, or local tax withholding obligations.

Additional Representations from You

If you exercise an Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the "Act") that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must -

represent to the Company, in a manner satisfactory to the Company's counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Market Stand-Off

In connection with any underwritten public offering by the Company of its equity securities, you agree that you will not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value (or agree to take any of those actions) with respect to Option Shares (unless included in the public offering) without the prior written consent of the Company or its underwriters, for the period of up to 180 days beginning with the effective date of such registration statement (the "Market Stand-Off"). No Market Stand-off will apply under this agreement after the second anniversary of the Company's IPO, without your consent. You agree to provide the Company such further documents or instruments as the Company reasonably determines to be necessary or appropriate to carry out the Market Stand-Off. You agree that the Company may impose stop-transfer instructions with respect to the Option Shares until the end of the applicable stand-off period.]

No Effect on Employment or Other Relationship

Nothing in this Agreement restricts the Company's rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Not a Stockholder

You understand and agree that the Company will not consider you a stockholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

No Effect on Running Business

You understand and agree that the existence of an Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company's common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Governing Law	The laws of the State of New York will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices

Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company's Secretary (or to the Chair of the Administrator if you are then serving as the sole Secretary). If mailed, you should address it to the Company's Secretary (or the Chair of the Administrator) at the Company's then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company's personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plan Governs

Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. The Plan Administrator may adjust the number of Option Shares and the Exercise Price and other terms of the Options from time to time as the Plan provides.

MTI MicroFuel Cells Inc.

OPTIONEE ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan's terms. By signing where indicated on each Schedule I, I accept each Option subject to all of the terms and provisions of this Agreement and of the Plan under which the Option is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to each Option. I acknowledge that the Code's rules may prevent some or all of an Option from being treated as an ISO even if Schedule I shows it to be an ISO.

No one may sell, transfer, or distribute the Options or the securities that may be purchased upon exercise of the Options without an effective registration statement relating thereto or a satisfactory opinion of counsel satisfactory to MTI MicroFuel Cells Inc., Inc. or other information and representations satisfactory to MTI MicroFuel Cells Inc. that such registration is not required.